Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-149596) pertaining to the Amended and Restated Global Stock and Incentive Compensation Plan, the Registration Statement (Form S-3 No. 333-114522) and related Prospectus of Hewitt Associates, Inc. for the registration of shares of its Class A Common Stock, the Registration Statement (Form S-8 No. 333-91274) pertaining to the Global Stock and Incentive Compensation Plan and the Registration Statement (Form S-3 No. 333-119576) and related Prospectus for the registration of $110,000,000 of 2.5% of Convertible Senior Notes due October 1, 2010 of our reports dated November 14, 2008, with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Hewitt Associates, Inc. and subsidiaries, included in this Annual Report on Form 10-K for the year ended September 30, 2008.

Chicago, Illinois

November 14, 2008